Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Skystar Bio-Pharmaceutical Company

We consent to the use of our report dated March 31, 2010, with respect to the consolidated financial statements of Skystar Bio-Pharmaceutical Company and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and for the related statements of income and other comprehensive income, shareholders’ equity and cash flows for each of the year then ended, included herein by reference on the registration statement of the Company’s Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Frazer Frost, LLP (Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP, see Form 8-K filed on January 7, 2010)
Brea, California

June 1, 2010